Exhibit 99.1

Arena Pharmaceuticals, Inc.
6166 Nancy Ridge Drive
San Diego, California 92121
(858) 453-7200
www.arenapharm.com	Press Release

Arena Pharmaceuticals Strengthens Board by Appointing Three New Directors and an Advisory Director; Achieves Majority Outside Directors

SAN DIEGO, December 16, 2003 /PRNewswire/ — Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today announced the appointments of Donald D. Belcher, Scott H. Bice and Robert L. Toms as members of its Board of Directors and Frederick Frank as an Advisory Director to its Board of Directors.  Mr. Bice is replacing Mark Lampert as the BVF Designee under Arena’s stockholders agreement with its largest investor, BVF.  These changes increase the number of directors from six to eight.

Mr. Belcher is the Chairman of the Board of Banta Corporation, a leading printing and supply-chain management company servicing the technology and other industries, and was previously Banta’s President and Chief Executive Officer.  Before joining Banta, Mr. Belcher held a number of executive positions with the Avery Dennison Corporation, including most recently Senior Group Vice President, Worldwide Office Products.  Mr. Belcher helped build Banta Corporation into a company with annual sales of approximately $1.5 billion and more than 40 operations in North America, Europe and the Far East, and brings extensive management and supervisory experience to Arena.

Mr. Bice is the Robert C. Packard Professor at the University of Southern California Law School, where he served as dean from 1980 to 2000.  Mr. Bice has experience on several corporate boards, including Imagine Films, Western and Residence Mutual Insurance Companies and Jenny Craig.

Mr. Frank brings an in-depth knowledge of financing and the healthcare industry to Arena.  He is Vice Chairman and a Director of Lehman Brothers Inc., where he became a partner in 1969, and has provided investment banking services to many pharmaceutical and biotechnology companies.  Mr. Frank is Chairman of the National Genetics Foundation, Chairman of the Irvington Institute for Immunological Research, a Director of the Salk Institute, a Member of the Yale School of Organization and Management Advisory Board, and a Member of the Board of Governors of the National Center for Genome Resources.

Mr. Toms has over 30 years of broad experience in business and corporate law, including previously serving as the California State Commissioner of Corporations.  He is on the Board of Directors of the Southern California Biomedical Council (SCBC), a trade association whose mission is to promote and support life-science research, development and manufacturing in the greater Los Angeles area.

“These individuals are tremendous additions to our board, and we will benefit from the diversity of their backgrounds and strong leadership experience” stated Jack Lief, President and Chief Executive Officer of Arena.  “These changes are consistent with our commitment to have a world-class board comprised of a majority of independent directors.”

About Arena

Arena is a biopharmaceutical company focused on discovering and developing drugs that act on an important class of drug targets called G protein-coupled receptors, or GPCRs.  Arena uses its Constitutively Activated Receptor Technology, or CART™, Melanophore technology and other proprietary technologies to identify small molecules that may lead to new drugs in four major therapeutic areas: metabolic diseases, cardiovascular diseases, central nervous system disorders and inflammatory diseases. Arena intends to initiate its first human studies on one of its internally discovered compounds for obesity in the first quarter of 2004.

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties.  Such forward-looking statements include statements about Arena’s board of directors, strategy, technologies, internal programs, future achievements, and statements that are not historical facts.  For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995.  Actual events or results may differ materially from Arena’s expectations.  Important factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s SEC reports, including Arena’s most recent quarterly report on Form 10-Q.  These forward-looking statements represent Arena’s judgment as of the date of this release.  Arena disclaims any intent or obligation to update these forward-looking statements.

Arena Pharmaceuticals® and Arena® are registered service marks of the company.  CART™ is an unregistered service mark of the company.  Arena’s headquarters are at 6166 Nancy Ridge Drive, San Diego, California 92121, and its telephone number is (858) 453-7200.  On the Internet, please refer to Arena’s Web site at www.arenapharm.com for further information.

For further information, contact:       Jack Lief, President & CEO: Extension 223

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